Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 12th day of October 2010 (the “Effective Date”), by and between Primus Telecommunications Group, Incorporated (“Company”) and Peter D. Aquino (“Executive”).

WHEREAS, Executive desires to serve as the Chairman, President and Chief Executive Officer of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Executive.

NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means the occurrence of any of the following: (i) the willful and continued failure by the Executive to substantially perform his material duties to the Company (other than due to Executive’s Disability) after written notice from the Company, (ii) the Executive has engaged in misconduct that has resulted in demonstrable damage to the business or reputation of the Company or its subsidiaries, (iii) the Executive has been convicted of, or pleaded nolo contendere to, (A) a misdemeanor involving moral turpitude or (B) a felony, (iv) the Executive has engaged in fraud against the Company or misappropriated Company property (other than incidental property) or (v) the Executive has materially violated any written policy of the Company or its subsidiaries that has been distributed to the Executive, including any written code of conduct applicable to senior executives of the Company or members of the Board.

(c)

“Change of Control” means (a) sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions, (b) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity, or (c) a sale of all or substantially all of the assets of the Company to an unrelated entity; provided, however, that a “Change of Control” shall not include any sale, merger, consolidation or other transaction (x) in which all or substantially all of the beneficial owners of the outstanding capital stock of the Company immediately prior to the consummation thereof continue to own more than fifty percent (50%) of the outstanding capital stock of the Company immediately following the consummation thereof or (y) resulting from an exchange of debt securities of the Company for equity securities of the Company. Further, in the case of any item of income under this Agreement to which the foregoing definition would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under this Agreement, but where such tax would not apply or be imposed if the meaning of the term “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change of Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change of Control” (as defined above) and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended and applicable administrative guidance issued thereunder.

(e)	“Confidential Information” as used in Sections 2.6, 2.7 and 2.8 of this Agreement shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Executive (alone or with others) or to which Executive shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.

(f)	“Customer” means any Person or entity to whom the Company has sold any products or services (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.7 of this Agreement, and (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Executive’s termination of employment.

(g)	“Disability” means a disability of the Executive as determined in accordance with the disability insurance policy described in Section 2.3(b) hereof, as maintained from time to time, which entitles the Executive or his beneficiary, applicable, to payment on account of disability under such policy.

(h)

“Good Reason” when used with reference to a voluntary termination by the Executive from his employment with Company, shall mean (i) a material reduction in the Executive’s salary as in effect on the date hereof, or as the same may be increased from time to time, during the Employment Period; or (ii) a material reduction in Executive’s status, position, responsibilities or duties during the Employment Period; or (iii) a material breach of the Agreement by the Company; or (iv) involuntary relocation to a principal location of employment more than fifty (50) miles outside of Northern Virginia, provided, in each case, that the Executive has not consented to or waived compliance with, as applicable, any of the foregoing. Notwithstanding the foregoing, the Executive may not resign his employment for Good Reason unless (x) the Executive provides the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason setting forth in reasonable detail why the Executive believes Good Reason exists (which notice is provided not later than the 90th day following the date on which the

Executive becomes aware of the initial occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such thirty (30)-day period.

(i)	“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(j)	“Potential Customer” shall mean any Person or entity who, during the twenty-four (24) month period prior to the period to which Section 2.7(e) applies, has (i) been involved in discussions or negotiations with the Company for products sold by the Company; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company; (iii) been the subject of repeated person contacts by Executive and/or any other Company employee for purposes of soliciting business for the Company; or (iv) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such Person or entity.

(k)	“Stub Period” shall mean the Start Date (as defined below) until December 31, 2010. Thereafter, the Executive shall serve a three (3) year three (3) month term until March 31, 2014.

ARTICLE II

Employment

2.1 Employment. Company agrees to employ Executive and Executive hereby accepts such employment with the Company upon the terms and conditions set forth in this Agreement, for the period beginning on October     , 2010 (“Start Date”) and ending as provided in Section 2.5 of this Agreement (the “Employment Period”).

2.2 Position and Duties.

(a)	Commencing on the Start Date and continuing during the Employment Period, Executive shall serve as Chairman, President and Chief Executive Officer of the Company. As Chairman, President and Chief Executive Officer, Executive, subject to the control of the Board, shall have general supervision and control over the business, property and affairs for the Company and perform such duties as may be assigned to him by the Board. Executive shall serve as Chairman of the Board.

(b)

Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Executive shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. Executive also agrees to serve, without additional compensation, as the chairman, president, chief executive officer and/or director of any subsidiary, division or affiliate of the Company if so requested by the Board. During the Employment Period, Executive shall not become an employee or provide consulting or advisory services for the financial or non-financial benefit of any Person or entity other than the Company. Executive may serve on such public company boards of directors and such non-profit and private company boards to the extent such participation does not interfere with the Executive’s time and attention to the Company; provided, however, that service on public company boards of directors and non-profit boards shall require the advance written consent of the Board. Executive’s service on the board of directors of TiVo Inc. and the board of trustees of the United Way of America is hereby acknowledged and consented to by the Company.

2.3 Base Salary, Bonus and Benefits.

(a)	Subject to the terms of this Agreement, in consideration of Executive’s agreements contained herein, for the period beginning on the Start Date, Executive’s base salary shall be Six Hundred Fifty Thousand Dollars ($650,000.00) prorated for the Stub Period and for year 1 or 2011, Seven Hundred Thousand Dollars ($700,000.00) in year 2 or 2012, and Seven Hundred Fifty Thousand Dollars ($750,000.00) in year 3 or 2013 and, on a pro-rated basis, for the period from January 1, 2014 through March 31, 2014 (“Base Salary”), which shall be payable in accordance with the Company’s regular payroll cycle during the year and shall be subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(b)	Executive shall be entitled to the opportunity to earn annual calendar year performance bonuses, with a target cash bonus of 100% of Base Salary (“Target Bonus Amount”) in accordance with performance objectives established by the Board’s compensation committee. If no such objectives are established, Executive will be entitled to receive the Target Bonus Amount. Executive shall qualify for a prorated Target Bonus Amount for the Stub Period and for the period from January 1, 2014 through March 31, 2014 (for the avoidance of doubt, the Board’s compensation committee will establish performance objectives applicable to the Stub Period and for the period from January 1, 2014 through March 31, 2014). All bonus payments shall be subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes. The bonus shall be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured.

(c)

The Board’s compensation committee shall have the ability to increase, but not decrease, Executive’s Base Salary and Target Bonus Amount to account for significant changes in Executive’s responsibilities and duties to the Company. Executive shall be entitled, during the Employment Period, to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company, if any, generally available to senior executives, and such insurance shall include travel insurance (provided, however, if the insurance policies of the Company do not include travel insurance as of the date hereof, the Company shall have a period of ninety (90) days to obtain such insurance in favor of Executive).

(d)	During the Employment Period, the Company will reimburse the Executive for up to Ten Thousand Dollars ($10,000.00) in out of pocket medical expenses and financial planning services per year. In addition, during the Employment Period, the Company shall pay the premiums on a disability insurance policy to pay two-thirds of the Executive’s Base Salary in the event of disability, subject to all terms and conditions of the policy, such policy to be obtained by Executive for his benefit or the benefit of such other beneficiary as he shall name therein. The Company will reimburse the Executive for up to Fifteen Thousand Dollars ($15,000.00) in out of pocket legal expenses for the negotiation of this Agreement. The reimbursement to be paid pursuant to this Section 2.3(d) shall be subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time.

(e)	Executive shall be entitled to five (5) weeks of paid vacation time during a calendar year (prorated for the Stub Period and for the period from January 1, 2014 to March 31, 2014) and such other leave (excluding vacation) in accordance with Company policies.

2.4 Equity Awards, Incentive Compensation Plans, Special Bonuses.

(a)	The Board has approved an initial grant to the Executive, as of the Effective Date, of an award of restricted stock (the “Initial Award”) with respect to 164,500 shares of common stock of the Company, par value $0.001 per share (“Stock”), which award shall be made in accordance with the terms of the Company’s 2009 Management Compensation Plan. The shares subject to the Initial Award shall vest, provided the Executive is employed by the Company on each such vesting date, as follows:

Date	Shares Vested
January 1, 2011:	54,833
January 1, 2012:	54,833
January 1, 2013:	54,834

The terms and conditions of the Initial Award are set forth in, and subject to, that certain Restricted Stock Award Agreement dated as of the date hereof between Executive and the Company.

(b)

The Board has approved an initial long term incentive award (the “Initial Long Term Incentive Award”) covering the period commencing on the Effective Date through June 30, 2011, to reflect a significant and substantial increase above the trailing 60 day average share price of the Company’s Stock prior to the Effective Date. The Executive is granted a potential award, comprised of three tranches, equal to the applicable Target Closing Price (set forth below) multiplied by the number of shares in each tranche as set forth below. At the option of the Company, the Company has the right at any time to issue restricted stock units in lieu of the obligation to pay cash pursuant to this Section

2.4(b). Each respective tranche shall be paid on June 30, 2011, to the extent the applicable Target Closing Price is attained, or shall be forfeited to the extent such Target Closing Price is not attained prior to July 1, 2011, as follows:

Tranches	Target Closing Price	Cash Award		Shares Vested
1	$12.00	$657,996	Or	54,833
2	$14.00	$767,662	Or	54,833
3	$16.00	$877,344	Or	54,834

(c)	The Board has also approved a second long term incentive award (the “Second Long Term Incentive Award” and, together with the Initial Long Term Incentive Award, the “Long Term Incentive Award”) covering the period commencing on July 1, 2011 through March 31, 2014. Each tranche of this award (represented by the respective Target Closing Prices—$12.00, $14.00, and $16.00) will only be granted pursuant to this Second Long Term Incentive Award to the extent that prior to July 1, 2011, the Stock price did not close above the respective tranche’s applicable Target Closing Price. Provided that prior to July 1, 2011, the Stock price did not close above the respective tranche’s applicable Target Closing Price, the Executive is granted a potential award equal to the Target Closing Price (set forth below) multiplied by the number of shares in each tranche as set forth below. At the option of the Company, the Company has the right at any time to issue restricted stock units in lieu of the obligation to pay cash pursuant to this Section 2.4(c). The Second Long Term Incentive Award shall be paid within thirty (30) days after the Target Closing Price with respect to an applicable tranche is attained, or shall be forfeited to the extent such Target Closing Price is not attained prior to March 31, 2014, as follows:

Tranches	Target Closing Price	Cash Award		Shares Vested
1	$12.00	$657,996	Or	54,833
2	$14.00	$767,662	Or	54,833
3	$16.00	$877,344	Or	54,834

For the avoidance of doubt, no amounts are payable pursuant to the Second Long Term Incentive Award that would be duplicative of any amounts paid pursuant to the Initial Long Term Incentive Award.

(d)	The Board has approved a short term incentive award to the Executive (the “Short Term Incentive Award”) to begin on January 1, 2011. The Executive is granted a cash award of up to $5,040,000.00 calculated in accordance with the formulas set forth below. At the option of the Company, the Company has the right at any time to issue restricted stock units in lieu of the obligation to pay cash pursuant to this Section 2.4(d). The Short Term Incentive Award shall vest over a three (3) year period, and shall be divided into three (3) tranches, each to be awarded on January 1, 2011, January 1, 2012 and January 1, 2013.

Tranche	Tranche	Cash Amount or Share Award
	Date	Cash Amount		Share Award
1	1/1/2011	$1,560,000	or	$1,560,000 Trailing 10 day average Stock closing price
2	1/1/2012	$1,680,000	or	$1,680,000 Trailing 10 day average Stock closing price
3	1/1/2013	$1,800,000	or	1,800,000 Trailing 10 day average Stock closing price

The criteria for payment or vesting shall be based on time and performance. Each tranche shall be payable or vest as follows: one-half ( 1/2) based on continued employment with the Company (the “Time Portion”); and one-half ( 1/2) subject to the achievement of certain operational objectives in each year established by the Board’s compensation committee (the “Performance Portion”). With respect to the Performance Portion, the Board’s compensation committee shall also have the discretion to consider upper and lower boundaries in respect to achievement of operational objectives. If no such objectives are established, it shall be deemed that Executive achieved all performance objectives. Each cash payment or vesting shall be in the following year, on or about March 31 of such year or following release of the Company’s Form 10-K, so long as the Executive is employed by the Company at the time of payment or vesting, as applicable, and the applicable vesting criteria is met as of such time. Cash payments or shares shall be issued to the Executive as follows: Tranche 1 shall be payable or vest, in equal amounts, over a three year period on March 31, 2012, March 31, 2013 and March 31, 2014; Tranche 2 shall be payable or vest, in equal amounts, over a two year period on March 31, 2013 and March 31, 2014, and Tranche 3 shall be payable or vest on March 31, 2014. Any awards subject to vesting on a particular vesting day shall be forfeited if not vested on such vesting day.

By way of example and for the sake of clarity:

Tranche 1 – January 1, 2011 – $1,560,000 or $1,560,000/trailing 10 day stock price

Assumption: Stock Price = $10.00 per share; Potential Share Award=156,000

On March 31, 2012, following release of the Company’s 10-K, it is determined that Executive met 90% of the operational objectives set by the Board’s compensation committee. Hence, the Executive would receive the following over the next three years:

Time portion:

$780,000 payable or 78,000 shares as follows:

March 31, 2012	$260,000 or 26,000 shares vested
March 31, 2013	$260,000 or 26,000 shares vested
March 31, 2014	$260,000 or 26,000 shares vested

Performance portion:

$780,000 * 90% achievement = $702,000 or 78,000 shares * 90% achievement = 70,200 shares

March 31, 2012	$234,000 or 23,400 shares vested
March 31, 2013	$234,000 or 23,400 shares vested
March 31, 2014	$234,000 or 23,400 shares vested

Tranche 2 – January 1, 2012 – $1,680,000 or $1,680,000/trailing 10 day stock price

Assumption: Stock Price = $12.00 per share; Potential Share Award = 140,000

On March 31, 2013, following release of the Company’s 10-K, it is determined that Executive met 90% of the operational objectives set by the Board’s compensation committee. Hence, the Executive would receive the following over the next two years:

Time portion:

$840,000 payable or 70,000 shares as follows:

March 31, 2013	$420,000 or 35,000 shares vested
March 31, 2014	$420,000 or 35,000 shares vested

Performance portion:

$840,000 * 90% achievement = $756,000 or 70,000 shares * 90% achievement = 63,000

March 31, 2013	$378,000 or 31,500 shares vested
March 31, 2014	$378,000 or 31,500 shares vested

Tranche 3 – January 1, 2013 – $1,800,000 or $1,800,000/trailing 10 day stock price

Assumption: Stock Price = $16.00 per share; Potential Share Award = 112,500 shares

On March 31, 2014, following release of the Company’s 10-K, it is determined that Executive met 100% of the operational objectives set by the Board’s compensation committee. Hence, the Executive would receive the Time Portion and Performance Portion immediately.

(e)	Except as provided in Section 2.5(c)(ii) and without limiting anything set forth in this Section 2.4, any bonuses, restricted stock units or other awards pursuant to this Section 2.4 which are not vested as of the date of termination of Executive’s employment shall be forfeited.

(f)

If the Company issues, during the period of ten (10) months following the date hereof, shares of Stock other than in connection with (x) the exercise, conversion or exchange of previously issued equity securities or previously issued or subsequently issued debt securities or securities issued pursuant to clauses (y) or (z) below, (y) grants to employees and consultants of the company and (z) any public offering (the “New Shares”) and the number of New Shares so issued exceeds 1,288,000 shares of Stock, then the Executive shall be entitled to increases in the number of shares of Stock subject to the Initial Award and the Long Term Incentive Award as set forth below (the “Gross-Up Award”). The number of shares of Stock granted pursuant to the Gross-Up Award shall equal five percent (5%) of the New Shares, as long as the number of New Shares is greater than 1,288,000 (the “Gross-Up Share Amount”). If the Executive is entitled to a Gross-Up Award, then (x) the shares of Stock subject to the Initial Award shall be increased by fifty percent (50%) of the Gross-Up Share Amount and (y) the aggregate number of shares of Stock subject to the Long Term Incentive Award shall be increased by fifty percent (50%) of the Gross-Up Share Amount. Any increases in the number of shares of Stock subject to an Initial Award and the Long Term Incentive Award pursuant to a Gross-Up Award shall be deemed to have been made as of the date hereof, and the Company and Executive shall enter into award agreements, as applicable, setting forth the terms of any such awards (such award agreements to be on the same terms and conditions, other than with respect to the amount of shares subject to such award, of the corresponding awards prior to application of the Gross-Up Award). Any increases in the number of shares of Stock subject to an Initial Award and the Long Term Incentive Award shall be divided pro rata among the various vesting tranches pertaining to the Initial Award and the Long Term Incentive Award (for instance, if a Gross-Up Award is to be made and the Gross-Up Share Amount is 6,000, then the Initial Award would increase by 3,000 shares of Stock, of which 1,000 shares would vest on January 1, 2011, 1,000 shares would vest on January 1, 2012 and 1,000 shares would vest on January 2013 (or, in each case as applicable, shall have vested), and the Long Term Incentive Award would increase by 3,000 shares of Stock, of which 1,000 shares of Stock would vest as set forth in Tranche 1, 1,000 shares of Stock would vest as set forth in Tranche 2 and 1,000 shares of Stock would vest as set forth in Tranche 3 (or, in each case as applicable, shall have vested).

(g)	In the event that the number of shares of Stock increases or is reduced on account of a stock split, stock dividend, reverse split or similar corporate event, then the number of shares of Stock to which the Executive is entitled pursuant to any award under this Agreement and, as applicable, the Target Closing Price in connection with the Long Term Incentive Award, shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Executive pursuant to this Agreement.

2.5 Term.

(a)	General Term. This Agreement shall commence on October , 2010 and shall continue until March 31, 2014, unless terminated by either party by written notice of termination given to the other party at least six months in advance of such termination or unless otherwise terminated hereunder.

(b)

Termination for Cause or Voluntary Termination. If the Executive is terminated by the Company for Cause or if the Executive voluntarily terminates his employment in any manner (other than for Good Reason) prior to the end of the Employment Period, the Executive shall be entitled only to his Base Salary, benefits and unreimbursed business expenses through the date of termination, but shall not be entitled to any further Base Salary or benefits for that year or any future year, except as may be required under the terms of an applicable benefit plan or program or by applicable law, or to any severance compensation of any kind, nature or amount.

(c)	Termination for Non-Renewal, Without Cause, for Good Reason or upon a Change of Control.

(i)	If the Executive’s employment is not renewed by the Company at the end of the term of this Agreement, Executive shall be entitled to severance pay equal to one year of Base Salary in the year prior to termination and continued participation in the welfare benefit plans of the Company during the one-year period following such termination (the “Severance Period”) that the Executive participated in prior to his termination, to the extent permitted by the terms of the applicable benefit plan and applicable law. If the Executive chooses not to renew this Agreement at the end of the term of this Agreement, Executive shall not be entitled any severance pay and shall cease to participate in the welfare benefit plans of the Company. All accrued and earned, but unpaid, Base Salary through the date of termination shall be paid to Executive on the next, regularly scheduled pay day, in accordance with the Company’s regular payroll practices.

(ii)	If the Executive is involuntarily terminated by the Company prior to the end of the Employment Period without Cause (other than on an account of death or Disability), or if the Executive is determined to have terminated for Good Reason prior to the end of the Employment Period or upon a Change of Control, the Executive shall be entitled to (A) all previously earned and accrued but unpaid Base Salary as of the date of termination (which shall be paid to Executive on the next, regularly scheduled pay day, in accordance with the Company’s regular payroll practices), plus an amount equal to the Target Bonus Amount prorated for the year, as if Executive met all objectives, through the date of termination, and (B) severance pay equal to two (2) times the sum of Base Salary plus the Target Bonus Amount in the year of termination, (C) all outstanding stock options, and other equity grants, as applicable, granted to the Executive shall become 100% vested, as if Executive met all set objectives, and shall be exercisable in accordance with their terms, plus (D) continued participation in the welfare benefit plans of the Company during the Severance Period that the Executive participated in prior to his termination, to the extent permitted by terms of an applicable benefit plan or program and applicable law; provided, however, that in the event that the continued participation in welfare benefit plans of the Company during the Severance Period would subject the Executive to adverse tax consequences under Section 409A of the Code, the Company shall pay to Executive its portion of any premium under such plans during such period in a cash lump sum, less applicable withholding, and the Executive may then elect to continue participation in Company welfare benefit plans during the Severance Period, to the extent permitted by the applicable benefit plan or program and applicable law, by paying the entire premium due under such plans, including both the employee and employer portions of such premium.

(iii)	Notwithstanding any provision of this Agreement to the contrary, no payment, benefit or compensation, other than Base Salary earned and accrued through the date of such termination and any benefits required to be paid or delivered otherwise by an applicable benefit plan or program or applicable law, that would otherwise become payable by reason of the termination of Executive’s employment or Change of Control, shall be owed or paid unless Executive delivers to the Company a separation and release agreement (or, if in connection with a Change of Control, a release agreement) which includes a waiver of all claims against the Company, in form, content and effect acceptable to the Company, that is signed, binding and irrevocable within fifty (50) days of the date of Executive’s termination of employment or Change of Control. The Company shall deliver the form of separation and release agreement (or release agreement, as applicable) for Executive’s review and execution within ten (10) days of Executive’s termination of employment or Change of Control. If, and only if, the conditions of the preceding sentence are timely satisfied, and subject to Section 3.16 and exclusive of continued participation in welfare benefit plans, the Company will pay to the Executive all severance pay and other amounts otherwise payable hereunder by reason of termination of employment of the Executive or Change of Control (other than Base Salary earned and accrued through the date of such termination and any benefits required to be paid or delivered otherwise by of an applicable benefit plan or program or applicable law) in a lump sum amount to be paid on the 60th day following the Executive’s termination of employment with the Company or Change of Control. All payments shall be subject to deductions for required withholdings, including, without limitation, federal and state withholding taxes and social security taxes.

(d)	Severance Forfeiture. Executive agrees that the Executive shall be entitled to the severance pay and benefits as set forth in this Agreement only if the Executive has not materially breached as of the date of termination any provisions of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made. The Company’s obligation to make such payments or provide such benefits will terminate upon the occurrence of any such material breach during the severance period. Executive agrees that Executive shall be entitled to the severance pay and benefits as set forth in this Agreement only if Executive has entered into a separation and release agreement reasonably satisfactory to the Company.

(e)	No Additional Severance. Executive hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Executive, except as expressly set forth in this Section 2.5, and Executive hereby irrevocably waives any claim for any other severance compensation.

(f)

Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Executive’s death occurs or on the date as of which Executive become entitled to receive disability benefits under the Company’s long-term disability plan. The Company shall pay to Executive or the Executive’s estate all previously earned and accrued but unpaid Base Salary and bonuses up to such date in a lump sum payment. Thereafter, the Executive or his estate shall not be entitled to any further Base Salary, bonus or benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program or as required by applicable law.

(g)	Stock Options. Upon Executive’s voluntary termination of employment for Good Reason or termination by the Company without Cause, the Executive may exercise any options granted to him within one hundred (180) days following his termination of employment (or such earlier date to the extent required by the plan pursuant to which such options are issued), and any stock options granted to him shall so provide. Notwithstanding the foregoing, any stock options which are granted to the Executive shall not be exercisable beyond the latest date permitted under Section 409A of the Code without causing adverse tax consequences thereunder and without any such extension being deemed to be the granting of a new stock right.

(h)	Board of Director Position. Upon Executive’s termination of employment, Executive shall automatically tender his resignation from the Board, provided that, the Board may request Executive to remain on the Board following termination of employment.

2.6 Confidential Information.

(a)	Executive recognizes that the Company is engaged in the business of research, development and sale of telecommunications services in several countries throughout the world ( the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Executive will acquire knowledge during the course of his employment.

(b)	Executive shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Executive’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Executive shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectable as confidential or trade secret information, except as may be necessary for the performance of Executive’s duties for the Company.

(c)	Executive shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Executive’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d)	Executive’s obligations under this Section 2.6 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Executive during his employment from others with whom the Company has a business relationship.

(e)	Executive’s material and intentional breach of Section 2.6 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this

Agreement.

2.7 Competitive Activity.

(a)	Executive shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at anytime during his employment with the Company and for a period of one (1) year following his employment with the Company, regardless of how, when or why Executive’s employment terminates, seek employment with a material or significant direct competitor of the Company in the United States, Canada, Australia or Brazil.

(b)	Following expiration of the one-year period in Section 2.7(a) of this Agreement, Executive shall continue to be obligated under Section 2.6 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectable as confidential or trade secret information.

(c)	Following termination of Executive’s employment with the Company for any reason, Executive agrees to advise the Company of his new employer, work location and job responsibilities within three (3) days after accepting new employment if such new employment commences within one (1) year following Executive’s termination of employment with the Company. Executive further agrees to keep the Company so advised of any change in his employment for one (1) year following the termination of his employment with the Company.

(d)	Executive understands that the intention of Sections 2.6 and 2.7 of this Agreement is not to prevent the Executive from earning a livelihood and Executive agrees nothing in this Agreement would prevent Executive from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the businesses or facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Executive agrees that during his employment with the Company and for a period of one (1) year following Executive’s termination of employment, regardless of how, when or why employment ceased, Executive shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit any Customer or Potential Customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) interfere with the Company’s relationship with any Customer or supplier of the Company.

(f)

During Executive’s employment with the Company and for a period of one (1) year following Executive’s termination of employment, regardless of how, why or when employment ceased, Executive shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

(g)	Executive’s breach of Section 2.7 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

2.8 Ideas, Inventions and Discoveries.

(a)	Executive shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Executive may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Executive’s duties or field of responsibility during Executive’s employment with the Company, or (ii) are based on Executive’s knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b)	Executive hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Executive developed outside of employment with the Company.

(c)	Without further compensation but at the Company’s expense, Executive shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Executive by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case maybe, in all countries of the world.

(d)	Executive’s breach of Section 2.8 of this Agreement shall relieve Company of its obligations (if any) to pay any further severance benefits under this Agreement.

ARTICLE III

Miscellaneous

3.1 Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity other than RCN Corporation, TiVo Inc. and the United Way of America and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.6, 2.7 and 2.8 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, sent by electronic mail, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Thomas Hickey, Esq.

General Counsel

Primus Telecommunications Group, Incorporated

7901 Jones Branch Road, 9th Floor

McLean, Virginia 22102

e-mail: tdhickey@primustel.com

To Executive:

Peter D. Aquino

11630 Cedar Chase Road

Herndon, Virginia 20170

Email: pa411@aol.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Executive and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Executive.

3.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9 Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements.

3.10 Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

3.11 Governing Law. This Agreement shall be signed by the parties in McLean, Virginia. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the Commonwealth of Virginia.

3.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.6, 2.7 and 2.8 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement

3.13 Exit Interview. To ensure a clear understanding of this Agreement, Executive agrees, at the time of termination of Employee’s employment, to engage in a one-hour exit interview with the Company at a time and a local place designated by the Company and at the Company’s expense. Executive understands and agrees that during said exit interview, Executive maybe required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14 Future Employment. Executive shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that may compete with the Company’s Business if such new employment commences within one (1) year following Executive’s termination of employment with the Company. Executive consents to the Company informing any subsequent employer of Executive, or any entity which the Company in good faith believes is, or is likely to be, considering employing Executive, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within one (1) year following the Executive’s termination of employment with the Company.

3.15 No Guarantee of Tax Consequences. The Executive shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) that are incurred as a result of this Agreement. Neither the Board, nor the Company nor the Committee nor any of their employees makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to Executive hereunder and assumes no liability whatsoever for the tax consequences to the Executive. Executive understands and agrees that the Company is not providing any tax or legal advice.

3.16 Time of Payment.

(a)	Notwithstanding anything herein to the contrary, in the event that the Executive is determined to be a specified employee in accordance with Section 409A of the Code for purposes of any severance pay payment under this Agreement, such severance payments shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid the adverse tax consequences to the Executive under Section 409A of the Code.

(b)	For all purposes of this Agreement, Executive’s employment with the Company shall be considered to have terminated if and when Executive permanently ceases to provide services for compensation to the Company and all its affiliates in any capacity and incurs a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

(c)	Notwithstanding any other provision of this Agreement, to the extent that any reimbursement (whether direct or indirect) under this Agreement would result in taxable income to Executive, (i) any such amount eligible for reimbursement or any payment of any reimbursement of any item for or in one calendar year shall not affect the amount eligible for reimbursement of any other amount or item for or in the same or any other calendar year, except as otherwise provided under section 409A of the Code, (ii) Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit, (iii) in no event shall Executive be entitled to reimbursement for any expenses incurred after the date of Executive’s termination of employment, and (iv) all such reimbursements shall be paid, but only if properly requested and documents in accordance with Company polices, no later than the calendar year following the year in which the expense or payment to be reimbursed was paid or incurred by Executive.

3.17 Third Quarter 2010 Director Payment. The execution of this Agreement shall not affect the right of Executive to receive his independent director fee for the third quarter of 2010 in accordance with the Company’s director fee payment practices.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 12th day of October 2010.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By:
Name:	Neil Subin
Title:	Chairman, Compensation Committee

EXECUTIVE

By:
Name:	Peter D. Aquino